Exhibit 4.12

THE BERISFORD INTERNATIONAL 1993 EXECUTIVE SHARE OPTION SCHEME

(adopted on 13 September 1993 and incorporating amendments to 18 November 2003)

New Bridge Street Consultants

Tallis House

2 Tallis Street

London EC4Y 0BJ

Ref: N\2057\ESOS93.JDFv2.1

Inland Revenue ref: X6830

1.	Definitions and Interpretation

(1)	In this Scheme, unless the context otherwise requires:-

“the Board” means the board of directors of the Company or a committee appointed by such board of directors;

“the Company” means Berisford International plc (registered in England and Wales No. 109849);

“Discounted Option” means an option which could not have been granted but for Rule 3(6)(a) below;

“the Grant Date” in relation to an option means the date on which the option was granted;

“Group Member” means a Participating Company, a Subsidiary which is not a Participating Company, or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company or any other body corporate nominated by the Board for this purpose which is not under the control of any single person, but is under the control of two or more persons, one of whom being the Company or the Company’s holding company and which in relation to the Company, or as the case may be, the Company’s holding company is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“the London Stock Exchange” means London Stock Exchange plc;

“Participant” means a person who holds an option granted under the Scheme;

“Participating Company” means the Company, any Subsidiary which has established or is a participating company in relation to an approved savings-related share option scheme or an approved profit sharing scheme, or any other Subsidiary to which the Board has resolved that the Scheme shall for the time being extend;

“Schedule 4” means Schedule 4 to ITEPA 2003;

“the Scheme” means the Berisford International 1993 Executive Share Option Scheme as herein set out but subject to any alterations or additions made under Rule 8 below;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and is under the control of the Company within the meaning of section 840 of the Income and Corporation Taxes Act 1988;

“Trust” means a trust established for the benefit of employees of the Company and its Subsidiaries;

“Trustees” in relation to a Trust means the trustee or trustees for the time being of such Trust;

and expressions not otherwise defined herein have the same meanings as they have in Schedule 4.

(2)	Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)	For the purposes of paragraph 35A of Schedule 4, the retirement age shall be age 55.

2.	Eligibility

(1)	Subject to sub-rule (3) below, a person is eligible to be granted an option under the Scheme if (and only if) he is a full-time director or qualifying employee of a Participating Company.

(2)	For the purposes of sub-rule (1) above:-

(a)	a person shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company the whole or substantially the whole of his working time, and in any event not less than 25 hours a week;

(b)	a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company) who is required, under the terms of his employment, to work for that and any other Participating Company for the whole or substantially the whole of his working time, and in any event at least 20 hours a week.

(3)	A person is not eligible to be granted an option under the Scheme at any time:-

(a)	within the two years (or, in the case of a Discounted Option, four years) immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment, or

(b)	when he is not eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 94.

3.	Grant of Options

(1)	Subject to sub-rule (2) below and Rule 4 below, the Board or, as the case may be, the Trustees after consideration of any recommendation or suggestion made by the Board, may grant to any person who is eligible to be granted an option under the Scheme an option to acquire shares in the Company which satisfy the requirements of paragraphs 15 to 20 of Schedule 4, upon the terms set out in the Scheme and upon such other objective terms as the Board or, as the case may be, the Trustees may specify.

(2)	An option may only be granted under the Scheme:-

(a)	within the period of 6 weeks beginning with the date on which the Scheme is adopted by the Board, the date on which the Scheme is approved by the Inland Revenue under Schedule 9 or the dealing day next following the date on which the Company announces its results for any period, or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof; and

(b)	within the period of 10 years beginning with the date on which the Scheme is adopted as aforesaid.

(3)	There shall be no monetary consideration for the grant of any option under the Scheme, and accordingly any such option shall be granted by deed.

(4)	The price (or, where sub-rule (7) below applies, prices) at which shares may be acquired by the exercise of an option granted under the Scheme shall be determined by the Board or, as the case may be, the Trustees before the grant thereof.

(5)	The price (or prices) at which shares may be so acquired shall not be less than:-

(a)	if shares of the same class as those shares are listed in the London Stock Exchange

Daily Official List, the specified percentage of the average of the middle-market quotation of shares of that class (as derived from that List) on the 4 dealing days last preceding the Grant Date (or such other dealing day or days as may be agreed with the Inland Revenue); or

(b)	if paragraph (a) above does not apply, the specified percentage of the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue, on the Grant Date (or such other day as may be agreed with the Inland Revenue).

(6)	Subject to sub-rule (7) below, for the purposes of sub-rule (5) above the specified percentage is:-

(a)	if paragraph 29(3) of Schedule 9 applies (so that the relevant conditions specified in paragraph 29(4) thereof are met), 85 per cent. or such other percentage as may be specified in paragraph 29(2) of Schedule 9; and

(b)	in any other case, 100 per cent.

(7)	If paragraph 29(3) of Schedule 9 applies, the Board or, as the case may be, the Trustees may determine two prices at which shares may be acquired by the exercise of an option, of which:-

(a)	one shall be applicable if the option is exercised either on or after the fifth anniversary of the Grant Date or under Rule 5(3), 5(4) or 6 below, and shall be determined on the basis that the specified percentage for the purposes of sub-rule (5) above is as mentioned in sub-rule (6)(a) above, and

(b)	the other shall be applicable if the option is exercised otherwise than as mentioned in paragraph (a) above, and shall be determined on the basis that the specified percentage for those purposes is 100 per cent.

(8)	Subject to Rule 5(3) below, an option granted under the Scheme to any person shall not be capable of being transferred by him and shall lapse forthwith if it is so transferred or if he is adjudged bankrupt.

4.	Limit on individual participation

(1)	No person shall be granted options under the Scheme which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him after 5th April 1984 under the Scheme or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 9 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed the higher of:-

(a)	£100,000; or

(b)	if there were relevant emoluments for the preceding year of assessment, four times the amount of the relevant emoluments for the current or preceding year of assessment (whichever of those years gives the greater amount); or

(c)	if there were no relevant emoluments for the preceding year of assessment, four times the amount of the relevant emoluments for the period of 12 months beginning with the first day during the current year of assessment in respect of which there are relevant emoluments;

and for this purpose the relevant emoluments are such of the emoluments of the office or employment by virtue of which the person is eligible to participate in the Scheme and of any other office or employment held by him with a company which is a Participating Company as are liable to be paid under deduction of tax pursuant to section 203 of the Taxes Act 1988, after deducting from them amounts included by virtue of Chapter II of Part V thereof.

(2)	For the purposes of this Rule, the market value of the shares in relation to which an option was granted shall be calculated:-

(a)	in the case of an option granted under the Scheme, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3(5) above; and

(b)	in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 29 of Schedule 9, such earlier time or times as may be provided in the agreement.

(3)	Any option granted under the Scheme shall be limited and take effect so that the above limit is complied with.

5.	Exercise of Options

(1)	The exercise of any option granted under the Scheme shall be effected in such form and manner as the Board or, as the case may be, the Trustees may from time to time prescribe.

(2)	Subject to sub-rules (3) and (4) below and to Rule 6 below:-

(a)	an option which either is not a Discounted Option or is a Discounted Option to which Rule 3(7) above applies may not be exercised before the third anniversary of the Grant Date;

(b)	an option which is a Discounted Option to which Rule 3(7) above does not apply may not be exercised before the fifth anniversary of the Grant Date.

(3)	If any Participant dies before exercising an option granted to him under the Scheme and at a time when he is either a director or employee of a Group Member or entitled to exercise the option by virtue of sub-rule (4) below, the option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

(4)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under the Scheme:-

(a)	if he so ceases by reason of injury, disability, redundancy (within the meaning of the Employment Rights Act 1996) or retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to sub-rule (3) above must, if at all) be exercised within the period which shall expire 12 months after his so ceasing, 42 months after the Grant Date, or 42 months after the last date prior to his so ceasing on which he exercised an option (not being one granted under a savings related share option scheme) in circumstances in which either of the conditions referred to in paragraph 524(1)(b) of ITEPA 2003 was met, whichever shall be the latest;

(b)	if he so ceases for any other reason, the option may not be exercised at all unless the Board or, as the case may be, the Trustees shall so permit, in which event it may (and subject to sub-rule (3) above must, if at all) be exercised to the extent permitted by the Board or, as the case may be, the Trustees within the period mentioned in paragraph (a) above.

(5)	A Participant shall not be treated for the purposes of sub-rule (4) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under section 45 of the Employment Protection (Consolidation) Act 1978 before exercising an option under the Scheme shall be treated for those purposes as not having ceased to be such a director or employee.

(6)	Notwithstanding any other provision of the Scheme, an option granted under the Scheme may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board or, as the case may be, the Trustees may have determined before the grant thereof) beginning with the Grant Date.

(7)	A Participant shall not be eligible to exercise an option under the Scheme at any time when he is not eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9.

(8)	Subject to sub-rule (9) below, within 30 days after an option under the Scheme has been exercised by any person:-

(a)	in the case of an option granted by the Company, the Board on behalf of the Company shall procure the transfer to him (or his nominee) of the number of shares in respect of which the option has been exercised; and

(b)	in the case of an option granted by the Trustees, the Trustees shall transfer or procure the transfer to him (or his nominee) of the number of shares in respect of which the option has been exercised.

(9)	This rule applies if the Board considers that:

(a)	a Participant may be liable to tax, primary social security contributions or other amounts on the exercise of his option and/or on his option becoming exercisable; and

(b)	any other person will have to make a payment to the appropriate authorities on account of that liability.

The Participant must either pay that person the amount which it needs to pay the appropriate authorities or agree to other arrangements approved by the Company. If he does not do so within such period not exceeding 14 days as is specified by the Company, then, to the extent necessary to make sure that the person is reimbursed for the amount due to the appropriate authorities, the Participant will be deemed to have exercised his option, authorised the disposal of the shares issuable or transferable upon the exercise and the payment of the net proceeds of sale to that person.

6.	Takeover, Reconstruction and Winding-up

(1)	If any person obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board or, as the case may be, the Trustees shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules (3), (4) and (6) of Rule 5 above, an option granted under the Scheme may be exercised within one month (or such longer period as the Board or, as the case may be, the Trustees may permit) of such notification.

(2)	For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3)	If any application is made to the Court under section 425(1) of the Companies Act 1985 to order a meeting in relation to a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Board or, as the case may be, the Trustees may permit any option granted under the Scheme, subject to sub-rules (3), (4) and (6) of Rule 5 above, to be exercised until the time of the meeting or, if the application is refused, the time of the refusal.

(4)	If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board or, as the case may be, the Trustees shall forthwith notify every Participant thereof and any option granted under the Scheme may, subject to sub-rules (3), (4) and (6) of Rule 5 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Scheme) lapse on the expiration thereof.

(5)	If any company (“the acquiring company”):-

(a)	obtains control of the Company as a result of making -

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under the Scheme, or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4), by agreement with the acquiring company, release any option granted under the Scheme which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 16(b) of Schedule 4).

(6)	The new option shall not be regarded for the purposes of sub-rule (5) above as equivalent to the old option unless the conditions set out in paragraph 27(4) of Schedule 4 are satisfied, but so that the provisions of the Scheme shall for this purpose be construed as if:-

(a)	the new option were an option granted under the Scheme at the same time as the old option;

(b)	in a case where Rule 3(5) applied to the old option, it would apply to the new option;

(c)	except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1(1) above and the reference to “the Board” in Rule 5(6) above, the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under the Scheme”;

(d)	for the purpose of Rule 5(2) above, in a case where the old option was a Discounted Option, the new option were a Discounted Option;

(e)	all the references to the Trustees were omitted;

(f)	in Rule 5(8) above delete the words “in the case of an option granted by the Company” in sub-paragraph (a) thereof and delete sub-paragraph (b) thereof.

7.	Variation of Capital

(1)	Subject to sub-rules (3) and (4) below, in the event of any increase or variation of the share capital of the Company (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction, the Board or, as the case may be, the Trustees may make such adjustments as it considers appropriate under sub-rule (2) below.

(2)	An adjustment made under this sub-rule shall be to one or more of the following:-

(a)	the number of shares in respect of which any option granted under the Scheme may be exercised;

(b)	the price at which shares may be acquired by the exercise of any such option;

(c)	where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

(3)	Except in the case of a capitalisation issue, no adjustment under sub-rule (2) above shall be made without the prior confirmation in writing by the auditors for the time being of the Company that it is in their opinion fair and reasonable.

(4)	At a time when the Scheme is approved by the Inland Revenue under Schedule 4, no adjustment under sub-rule (2) above shall be made without the prior approval of the Inland Revenue.

(5)	As soon as reasonably practicable after making any adjustment under sub-rule (2) above, the Board or, as the case may be, the Trustees shall give notice in writing thereof to any Participant affected thereby.

8.	Alterations

(1)	Subject to sub-rules (2), (3) and (4) below, the Board may at any time alter or add to all or any of the provisions of the Scheme, or the terms of any option granted under it, in any respect (having regard to the fact that, if an alteration or addition which does not solely relate to a specified term is made at a time when the Scheme is approved by the Inland Revenue under Schedule 94, the approval will not thereafter have effect unless either the Inland Revenue have approved the alteration or addition or approval is not required by paragraph 30 of Schedule 4 in order for the Scheme to retain its approved status under Schedule 4).

(2)	No alteration or addition to the disadvantage of any Participant (other than to a specified term) shall be made under sub-rule (1) above unless:-

(a)	the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

(b)	the alteration or addition is approved by a majority of those Participants who have given such an indication.

(3)	No alteration or addition shall be made under sub-rule (1) above which would:-

(a)	alter the terms of any option granted under the Scheme by the Trustees; or

(b)	cause the Scheme to cease to be approved by the Inland Revenue under Schedule 9 4 when there is subsisting any such option without the prior consent of the Trustees.

(4)	No alteration or addition which solely relates to a specified term shall be made under sub-rule (1) above unless:-

(a)	there shall have occurred an event which shall have caused the Board reasonably to consider that the specified term would not, without the alteration or addition, achieve its original purpose, and

(b)	the Board shall act fairly and reasonably in making the alteration or addition.

(5)	As soon as reasonably practicable after making any alteration or addition under sub-rule (1) above, the Board shall give notice in writing thereof to any Participant affected thereby and, if the Scheme is then approved by the Inland Revenue under Schedule 94, to the Inland Revenue.

(6)	Any reference in this Rule to a specified term is a reference to a term specified by the Board or, as the case may be, the Trustees as mentioned in Rule 3(1) above.

9.	Miscellaneous

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Scheme as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of the Scheme, or as to any question or right arising from or related to the Scheme, the decision of the Board shall be final and binding upon all persons.

(3)	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985.

(4)	In the event that shares are transferred to a Participant in pursuance of any option granted under the Scheme, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer.

(5)	In any matter in which they are required to act under the Scheme, the auditors of the Company shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950 to 1979 shall not apply hereto.

(6)	Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 96 hours after it was put into the post properly addressed and stamped.

SCHEDULE 1

Options may be granted in accordance with such provisions as would be applicable if the provisions of the Approved Part of the Scheme were herein set out in full, mutatis mutandis, subject to the following modifications:-

1.	Delete Rule 2(3)(b).

2.	In Rule 3(1) delete the word “objective”.

3.	In Rules 3(6) and 3(7) delete the references to paragraph 29 of Schedule 9.

4.	Delete Rule 4.

5.	In Rule 5(6), for “10 years” substitute “7 years” and for “shorter period” substitute “other period not exceeding 10 years”.

6.	Delete Rule 5(7).

7.	Delete Rules 6(5) and (6).

8.	Delete Rule 7(4).

9.	In Rule 8(1), delete the words from “(having regard” to “ Schedule 4)” inclusive.

10.	Delete Rule 8(3)(b).

11.	In Rule 8(5), delete the words from “and, if the Scheme” to “to the Inland Revenue” inclusive.

Note: This Schedule 1 constitutes the non-approved part of the Scheme.